Filed Pursuant to Rule 424(b)(7)
Registration No. 333-265748

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated June 8, 2023)

GLOBAL BUSINESS TRAVEL GROUP, INC.

Shares of Class A Common Stock

This prospectus supplement No. 1 supplements, updates and amends the selling securityholder information contained in the prospectus dated June 8, 2023 (the “prospectus”), relating to the resale by selling securityholders of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Global Business Travel Group, Inc., that may be offered and sold from time to time by the selling securityholders named in the prospectus.

You should read this prospectus supplement No. 1 in conjunction with the prospectus. This prospectus supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 1 supersedes information contained in the prospectus.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GBTG”. On October 17, 2023, the last reported sales price of our Class A Common Stock on the New York Stock Exchange was $5.51 per share.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 3 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR CLASS A COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 18, 2023.

ABOUT THIS PROSPECTUS SUPPLEMENT

The purpose of this prospectus supplement No. 1 is solely to supplement and amend the selling securityholders table set forth under the caption “Selling Securityholders” to reflect certain transfers from certain Selling Securityholders previously identified in the prospectus to other parties who as a result of such transfers are being named as Selling Securityholders, which transfers are described in the footnotes of such table. Other than as stated herein, this prospectus supplement does not affect any other Selling Securityholders identified in the prospectus.

The “Selling Securityholders” table in the prospectus covers pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Class A Common Stock other than through a public sale; this prospectus supplement No. 1 specifically names such a transferee. Capitalized terms used in this prospectus supplement No. 1 have the meaning given to them in the prospectus.

SELLING SECURITYHOLDERS

Juweel Investors (SPC) Limited (“Juweel”), a selling securityholder identified in the prospectus, transferred to Macquarie Juweel Investor LP (i) 4,409,423 shares of Class B Common Stock and (ii) the right to receive 157,540 shares of Class A Common Stock issuable upon the conversion of “earnout” shares held by Juweel, each previously registered under the prospectus. On July 10, 2023, all such shares of Class B Common Stock were exchanged for an identical number of shares of Class A Common Stock pursuant to the Company’s simplification of its organizational structure eliminating its umbrella partnership-C Corporation structure.

As such, the “Selling Securityholders” table in the prospectus is hereby amended by deleting the following row and related footnotes (3) and (4) (the headings below are not being deleted but are transcribed here for ease of reference):

	Securities Beneficially Owned Prior to Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering
Name of Selling Securityholder(1)	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	Percentage
Juweel Investors (SPC) Limited(2)(3)(4)	162,388,084	168,189,894	—	*

The “Selling Securityholders” table in the prospectus is hereby amended by adding the following rows and related footnotes (3), (4) and (23):

	Securities Beneficially Owned Prior to Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering
Name of Selling Securityholder	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	Percentage
Juweel Investors (SPC) Limited(2)(3)(4)	157,978,661	163,622,931	—	*
Macquarie Juweel Investor LP (23)	4,409,423	4,566,963	—	*

* Less than 1%

(3) The Continuing JerseyCo Owners and holders of GBT Legacy MIP Options and GBT Legacy MIP Shares received “earnout” shares in connection with the Closing. The earnout shares will, upon the achievement of certain earnout milestones, be redeemed and cancelled, with GBTG issuing such holders shares of Class A Common Stock. “Securities Beneficially Owned Prior to Offering” do not include the shares of Class A Common Stock issuable upon such conversions and redemptions.

(4) Based solely upon the Schedule 13D filed by Juweel with the SEC on July 12, 2023. “Securities to be Sold in this Offering” consists of (i) 157,978,661 shares of Class A Common Stock and (ii) 5,644,270 shares of Class A Common Stock that may be issued upon the conversion of 5,644,270 “earnout” shares. The business address of Juweel is 350 Madison Avenue, 8th Floor, New York, NY 10017.

(23) “Securities to be Sold in this Offering” consists of (i) 4,409,423 shares of Class A Common Stock resulting from the exchange of the Class B Common Stock transferred from Juweel Investors (SPC) Limited to Macquarie Juweel Investor LP and (ii) 157,540 shares of Class A Common Stock that may be issued upon the conversion of 157,540 “earnout” shares. The business address of Macquarie Juweel Investor LP is 125 W 55th Street, 17th Floor, New York, New York, 10019. The general partner of Macquarie Juweel Investor LP is Macquarie Capital Investment Holdings Inc. Macquarie Capital Investment Holdings Inc. is managed by a Board of Directors comprising the following individuals who collectively make voting and investment decisions on behalf of Macquarie Juweel Investor LP: Larry Handen, Tobias Bachteler, and Jared Doskow. Macquarie Capital Investment Holdings Inc. is an indirect, wholly-owned subsidiary of Macquarie Group Limited.